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[KP:C Logo]



         KUPPER PARKER COMMUNICATIONS REPORTS FIRST QUARTER 2003 PROFITS

ST. LOUIS, February 19, 2003 -- Kupper Parker Communications, Incorporated (OTC/BB: KPCG.OB), a global marketing communications company, today announced net income of $282,481 or $.05 per share, for the three months ended January 31, 2003, compared with a net loss of $528,313 or $.09 per share for the first quarter of 2002. These results reflect the company's third consecutive quarter of operating profit, excluding unusual items in the fourth quarter of 2002.

According to Bruce Kupper, chairman and chief executive officer of KPC, "Our revenue performance is on track, and our expense reduction strategies have taken hold, producing a profitable quarter -- and bottom line improvement of over $800,000 when compared to the same period last year."

Revenue was $3,096,375 during the first quarter, compared with $3,722,319 in the same quarter of 2002. Operating expenses were reduced 34.5% to $2,766,778 compared with $4,221,697 in the same quarter in 2002.

"Uncertainty in the economic and political climate continues to make us cautious. But, we're executing on our strategy of integrating our network of offices and producing results," Kupper said. "We'll continue to focus on growing modestly but profitably by sticking to the fundamentals -- delivering value to current clients, developing significant new business relationships, and keeping expenses down."

New Business Developments
Kupper Parker has added clients in recent months that benefit from KPC's ability to deliver programs national in scope by leveraging its office network and industry experience in industries such as health care, communications and financial services.

o Cablevision, headquartered in Beth Page, NY, is one of the nation's leading entertainment and telecommunications companies.

o Key Principal Partners, an affiliate of KeyBank Corporation, headquartered in Cleveland, with additional offices in St. Louis, San Francisco and Greenwich, Conn., is a $1 billion private investment firm, offering both junior and venture capital.

About Kupper Parker Communications
Headquartered in St. Louis, KPC provides a full range of marketing communications services domestically and internationally through its offices and affiliates in 13 markets in the United States and Europe. KPC's U.S. markets include: Boston; Chicago; Kansas City, Mo.; Louisville, Ky.; Memphis, Tenn.; Melville, NY; and St. Louis. KPC continues to extend its services in Europe through an ownership interest in Communications in Business, headquartered in London with offices in Brussels, Dusseldorf, Milan, Paris and Madrid.



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KPC ranks in the top 100 agency brands in the U.S. according to AdWeek. Based on public relations income, PRWeek ranks KPC among the nation's top 100 public relations firms, and among the top 50 healthcare public relations firms. Among business-to-business agencies, KPC is ranked in the top 100 firms, based on gross income.

SAFE HARBOR
Statements included in this news release may contain forward-looking statements, including but not limited to statements of the Company's plans, objectives, expectations or intentions, that involve risk and uncertainties. The Company's actual results may differ significantly from those projected or suggested in any forward-looking statement due to a variety of factors, which are discussed in detail in the Company's filings with the Securities and Exchange Commission.

More information is located at www.kupperparker.com.

(Three Month Financial Tables To Follow)



CONTACT:    Mary Scholz Barber
            Kupper Parker Communications
            (314) 290-2013
            mbarber@kupperparker.com


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KUPPER PARKER COMMUNICATIONS, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

                                                                      QUARTER ENDED JANUARY 31,
                                                 ------------------------------------------------------------------
                                                         2003                   2002                          %
                                                 ---------------------   -------------------   --------------------
REVENUES                                                  $ 3,096,375            $3,722,319                 -16.8%

OPERATING  EXPENSES:
     Salaries and Benefits                                  2,023,909             3,051,532                 -33.7%
     Office and General                                       742,869             1,007,374                 -26.3%
     Unusual Items                                                  -               162,791                -100.0%
                                                 ---------------------   -------------------
     Total Operating Expenses                               2,766,778             4,221,697                 -34.5%
                                                 ---------------------   -------------------

     Operating Income                                         329,597              (499,378)                   N/A

OTHER INCOME (EXPENSE):
     Interest income                                            1,945                 7,757                 -74.9%
     Interest expense                                         (49,061)              (36,692)                 33.7%
                                                 ---------------------   -------------------
                                                              (47,116)              (28,935)                 62.8%
                                                 ---------------------   -------------------

     Pretax Income                                            282,481              (528,313)                   N/A

PROVISION FOR TAXES                                                 -                     -                    N/A
                                                 ---------------------   -------------------
NET INCOME                                                  $ 282,481            $ (528,313)                   N/A
                                                 =====================   ===================


EARNINGS PER SHARE:

     Basic                                                     $ 0.05               $ (0.09)                   N/A
                                                 =====================   ===================
     Diluted                                                   $ 0.05               $ (0.09)                   N/A
                                                 =====================   ===================